Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Hank Nicodemus
(713) 529-0900

EQUUS II INCORPORATED ANNOUNCES

INCREASE IN SECOND QUARTER NET ASSETS

HOUSTON, TX – August 12, 2005 - Equus II Incorporated (NYSE: EQS), a business development company reports an increase in net assets as of June 30, 2005, to $84.1 million. Comparative data is summarized below:

	6/30/05	3/31/05	12/31/04	6/30/04
Net assets	$84,103,763	$75,515,326	$68,599,657	$70,528,424
Shares outstanding	7,376,592	6,506,692	6,506,692	6,541,068
Net assets per share	$11.40	$11.61	$10.54	$10.78

The increase in net assets for the quarter was primarily due to:

•	An increase in the valuation of Champion Window Holdings (“Champion”) of $4.0 million. Champion is Equus’ largest portfolio company and represented 45 percent of the portfolio valuation at June 30, 2005. Equus’ valuation in Champion has increased $10.6 million from year-end 2004. Champion is considering offers to purchase the company and a transaction is expected to be completed by the end of 2005.

An increase in cash of $6.7 million due to the exercise of 869,900 stock options by the officers and directors of Equus. These stock options were previously issued pursuant to the former Equus Stock Incentive Plan. After the exercise of options, Equus has no stock options outstanding and has formally cancelled its Stock Incentive Plan. The dilutive effect of the exercise of the stock options was approximately $.47 per share. The Company currently has approximately $25 million in cash.

•	Non-recurring expenses of approximately $800,000 to facilitate the completion of a change in investment advisers. On June 30th, shareholders approved a new advisory agreement with Moore Clayton Capital Advisors, Inc., an international private equity investment and advisory firm.

“By combining the strengths of the Equus existing management team with the expertise of Moore Clayton, we have built a foundation for greater wealth creation,” said Anthony R. Moore, recently appointed Co-Chairman, CEO and President of Equus and Chairman of Moore Clayton Capital Advisors, Inc. “Because Moore Clayton has an established presence across the globe, we are exposed to numerous investment opportunities. We expect to see accelerated deal flow, giving our shareholders the opportunity to invest in an expanded portfolio of private companies, both in the US and Europe.”

“With the cash on hand, we have approximately $25 million readily available for investment opportunities,” commented Sam P. Douglass, Co-Chairman of Equus. “As significant shareholders, the leadership team will continue its active management philosophy to help generate continued asset growth. This includes board representation and financial oversight in the companies in which we invest.”

Equus II Incorporated is a business development company that seeks to generate current distributions of net investment income and long-term capital gains by making equity-oriented investments in small to medium-sized privately owned companies. The current portfolio consists of investments in 14 businesses in various industries and two venture capital funds. More information on Equus and its company investments may be obtained from Equus’ website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

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